Exhibit 23.9

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 to be filed on or about November 14, 2013) of Energy Transfer Equity, L.P. of our reports dated March 1, 2013, with respect to the consolidated financial statements of Sunoco Logistics Partners L.P. and the effectiveness of internal control over financial reporting of Sunoco Logistics Partners L.P. included in Energy Transfer Equity, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2012 and Current Report (Form 8-K dated on or about November 14, 2013), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 13, 2013